Exhibit 99.1

The Trade Desk Welcomes Lise Buyer to Its Board of Directors

LOS ANGELES – March 18, 2019 (BusinessWire) – Global advertising technology leader The Trade Desk (Nasdaq: TTD) is pleased to announce that Lise Buyer has joined its board of directors. Buyer is the founder and has been the Managing Partner since 2006 of the Class V Group, a consulting firm that advises companies on successful initial public offerings and other market strategies.  Buyer advised The Trade Desk prior to its IPO in September 2016.

Previously, Buyer was the Director of Business Optimization for Google, where she was one of the chief architects of the company’s IPO. Prior to Google, she had an extensive career in the investment industry, including years as an institutional investor, an equity research analyst and as a venture capitalist. Through early 2000, at Credit Suisse First Boston, Buyer was Director of the Internet/New Media research practice.  For the previous six years, Ms. Buyer was an institutional investor at T. Rowe Price Associates, responsible for the firm’s investments in desktop technology. She began her career on Wall Street as an analyst of both the technology and entertainment industries.

Ms. Buyer served on the board of directors for the publicly traded Greenfield Online Inc., an online survey company, until it was acquired by Microsoft.

"I am excited to have Lise join our board of directors," said Jeff Green, Founder and CEO of The Trade Desk. "Lise knows the management team, board and The Trade Desk very well from her consulting experience with us. Her grasp of the internet, media and entertainment markets coupled with her impressive background in the investment industry will further enhance our board’s strength and expertise.”

“With its visionary leadership and leading technology solutions and service, The Trade Desk is in a strong and compelling position to prosper as the world moves to programmatic. I am pleased to join as a member of The Trade Desk board of directors,” said Buyer. “I look forward to working with the company’s leadership team in continuing the company’s rocketing success.”

Ms. Buyer holds a B.A. from Wellesley College and an M.B.A. from the Owen Graduate School of Management at Vanderbilt University.  She is a past Trustee of the Nichols School, prior member of the TED Braintrust and a former Fellow of the Davos World Economic Forum.

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About The Trade Desk

The Trade Desk™ is a technology company that empowers buyers of advertising. Through its self-service, cloud-based platform, ad buyers can create, manage, and optimize digital advertising campaigns across ad formats and devices. Integrations with major data, inventory, and publisher partners ensure maximum reach and decisioning capabilities, and enterprise APIs enable custom development on top of the platform. Headquartered in Ventura, CA, The Trade Desk has offices across North America, Europe, and Asia Pacific. To learn more, visit thetradedesk.com or follow us on Facebook, Twitter, LinkedIn and YouTube.

Contact:

Investors

Chris Toth
Vice President Investor Relations, The Trade Desk
ir@thetradedesk.com
310-334-9183

Media

Mason Burnham

Sr. Director, Communications, The Trade Desk

pr@thetradedesk.com

914-263-8716